November , 4 2006

Private & Confidential

Four Seasons Hotels Inc.

1165 Leslie Street

Toronto, Ontario

Canada M3C 2K8

Attention: Randolph Weisz, Executive Vice-President and General Counsel

Dear Sirs,

We have expressed to Four Seasons Hotels Inc. (“you” or the “Company”) an interest in exploring the possibility of pursuing a transaction acceptable to the Board of Directors of the Company (the “Transaction”) pursuant to which we, as well as a small number of other long-term investors, might take the Company private to assist in the orderly transition of the long-term ownership of the Company and the realization by the shareholders of the Company of an appropriate value for their investments.

To assist us in evaluating, and possibly negotiating and pursuing, the Transaction (the “Specified Purpose”) we have requested that the Company provide us certain information that is not generally known to the public. Much of that information is commercially sensitive and proprietary, and improper use of that information could result in significant detriment to the Company.

In this context, and in consideration of the Company engaging in discussions concerning the Transaction and making information available to us (and other consideration, the receipt and sufficiency of which is acknowledged), we and the Company agree to be bound by the terms of this letter agreement.

1.	Information

For the purposes of this letter agreement,

•

all information concerning or relating to the Company, its affiliates and associates that is furnished to us or our directors, officers, employees, investment managers listed on the accompanying schedule, agents or advisors (collectively, “Representatives”) by or on behalf of the Company in connection with the Transaction,

•	analyses, compilations, summaries or other documents prepared by us or our Representatives containing or based upon any such information (collectively, “Derivative Information”), and
•	copies of any of the foregoing.

is referred to as the “Information”, regardless of its form or medium (oral, written, stored in computers, machine readable, electronic or other).

2.	Confidentiality and Non-Disclosure

Except to the extent expressly provided in any written agreement giving effect to the Transaction, the Information (other than analyses prepared by us and our Representatives, and only to the extent that those analyses do not contain Information provided by or on behalf of the Company) shall be, and shall remain at all times, the property of the Company.

Subject to Clause 3, the Information shall be kept confidential by us and our Representatives and shall not, without the prior written consent of the Company:

•	be disclosed by us or our Representatives in whole or in part, or
•	be used by us or our Representatives, directly or indirectly,

other than for the Specified Purpose (and then only to the extent necessary for that purpose).

In addition to the foregoing, we shall, and we shall ensure that our Representatives, maintain the confidentiality of the existence of this agreement and its contents, and the possibility of the Transaction, its terms and the content of all discussions, investigations and negotiations in connection with the Transaction (collectively, “Transaction Information”); provided that, notwithstanding the foregoing, we shall be permitted to communicate about a “Transaction” with Cascade Investment, L.L.C., Isadore Sharp, Triples Holdings Limited, potential financing sources for a Transaction, and the Representatives of each of them for the “Specified Purpose”; and provided further that we shall be permitted to disclose Transaction Information that has previously been publicly disclosed by the Company or with the permission of the Company.

We shall ensure that any other persons (which shall be given its broadest meaning) to whom the Information is disclosed by us or our Representatives as permitted by this letter agreement are aware of the confidentiality of the Information and are also bound by the same obligation of confidence as we are with respect to the Information for the benefit of the Company.

We will make Information available only to those of our Representatives who need to have access to the Information for the Specified Purpose.

We shall:

•	be responsible for any breach of these terms by any of our Representatives,
•

make all reasonable, necessary or appropriate efforts to safeguard the Information from disclosure other than as permitted by this letter agreement consistent with the practices used by us in protecting our own confidential information,

•

not copy or store any Information without the prior written consent of the Company (other than by standard electronic back-up system and except for such copies and storage as may reasonably be required internally by us or our Representatives in connection with our consideration and evaluation of a Transaction), and

•

in the event of any breach of this letter agreement or any disclosure of any Information by us or any of our Representatives other than as permitted by this letter agreement (accidentally, inadvertently or otherwise) notify the Company (first orally and then in writing) of the nature of the breach or disclosure promptly upon our discovery of the breach or disclosure.

We understand that only the directors and certain employees of the Company and certain of its Representatives currently are aware of this letter agreement or the possibility of a Transaction. Without the prior written consent of the Company which shall not be unreasonably withheld, neither we nor any of our Representatives will approach, correspond with, talk to or contact in any other manner any Representative, creditor, shareholder, customer or supplier of the Company or its affiliates (other than the Chairman and Chief Executive Officer, the President Worldwide Business Operations, the Executive Vice-President and General Counsel and the Executive Vice-President and Chief Financial Officer of the Company or Jonathan Lampe of Goodmans LLP, David Katz of Wachtell, Lipton, Rosen & Katz or Jack Curtin, Jack Levy or Richard Weissman of Goldman Sachs) concerning this agreement, any Transaction or the fact that this letter agreement exists or that a Transaction is being considered.

3.	Excluded Information

The terms of this letter agreement shall not apply to any Information that:

•	is or becomes generally available to the public other than as a result of a disclosure by us or our Representatives,
•

becomes available to us or our Representatives on a non-confidential basis from a source other than the Company or its Representatives, provided that such source is not known to us or our Representatives to be bound by a confidentiality agreement or to be otherwise prohibited from transmitting the Information by a contractual, legal or fiduciary obligation,

•

was known to us or our Representatives prior to disclosure to us by the Company or its Representatives and was not known to us or our Representatives to be subject to a contractual, legal or fiduciary obligation for the benefit of another party,

•	the Company has consented in writing to exclude from this letter agreement prior to such disclosure, or
•

is required to be disclosed by applicable law, regulation, judicial order, legal process or the by-laws, rules or published policies of any securities regulator or stock exchange having jurisdiction (collectively, “Applicable Disclosure Requirements”).

If we or any of our Representatives are required under Applicable Disclosure Requirements to disclose any of the Information, we will, so long as we are not legally prohibited from doing so, provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. We will co-operate with the Company at the Company’s expense to obtain such a protective order or other remedy. If a protective order or other remedy is not or cannot be obtained, we and our Representatives will furnish only that portion of the Information we have been advised by our external counsel is required by the Applicable Disclosure Requirements and will exercise all commercially reasonable efforts to obtain reliable assurances that confidential treatment will be afforded the Information.

4.	Return or Destruction of Information

If either of us determines that it does not wish to pursue the Transaction, it will promptly notify the other. In those circumstances, or if the Transaction does not otherwise proceed and the Company (in its sole discretion) so requests in writing, we will promptly (and in any event within ten business days) deliver to the Company all Information (other than that in oral form) in our possession or that of our Representatives, or ensure that all such Information (other than that in oral form) and all electronic media through which the Information has been stored shall be permanently destroyed or, to the extent reasonably practicable, erased. We shall confirm in a certificate delivered to the Company and signed by one of our senior officers (who confirms his or her authorization to do so) that all such Information has been so returned, destroyed or erased.

5.	Securities Legislation

As securities legislation generally prohibits any person who has received material non-public information about a public company from purchasing or selling securities of the company or communicating any non-public material information to another person, we will ensure that adequate precautions are taken to ensure that neither we nor, to the extent reasonably practicable, our Representatives engage in such purchases or sales or such communication.

6.	No Representations and Warranties

Nothing in this letter agreement obligates the Company or any of its Representatives to make any particular disclosure, although we understand that the Company intends to use its reasonable efforts to provide Information to us for the appropriate consideration and evaluation of the Transaction. Although we understand that the Company will endeavour to include in the Information provided by it those materials that it believes to be reliable and relevant, neither the Company nor any of its Representatives makes any representation or warranty as to the accuracy or completeness of the Information provided by it, except as otherwise may be provided in specific representations and warranties in another definitive agreement entered into in connection with a Transaction. None of the Company or any of its Representatives shall have any liability to us, any of our Representatives or any other person as a result of the use of the Information, except to the extent provided in such a definitive agreement.

7.	Non-Solicitation

During the period beginning on the date of this letter agreement and ending twelve months after that date, none of us or our Representatives will (directly or indirectly) without the prior written authorization of the Company solicit the employment of or employ any individual who is employed or engaged by the Company or any of its affiliates and who is identified as a result of our evaluation of (or otherwise in connection with) the Transaction. This restriction shall not apply to the extent the employment of that individual was terminated before any solicitation by us or our Representatives or the solicitation or employment was the result of:

•

a solicitation directed at the public in publications available to the public in general and without the objective of soliciting an individual identified as a result of access to Information or our participation in the Specified Purpose, or

•	a solicitation by one of our Representatives who did not become aware of the individual as a result of access to Information or our or their participation in the Specified Purpose.
8.	Indemnity

We shall indemnify and hold harmless the Company and its Representatives from any damages, loss, costs or liabilities (including reasonable legal fees and the costs of enforcing this indemnity) actually incurred by them or arising out of or resulting from any breach of this letter agreement by us or any of our Representatives.

9.	Remedies

We acknowledge that the Company would not have an adequate remedy at law and would be irreparably harmed if any of the terms of this letter agreement were not abided by. Accordingly, the Company shall be entitled to injunctive relief to prevent breaches of these terms and to specifically enforce these terms, in addition to any other remedy to which it may be entitled, and need not demonstrate irreparable harm, deposit any security or post any bond as a condition to any such remedy.

10.	Notices

Notices authorized or required by this agreement to be given to us shall be delivered or transmitted by facsimile to Kingdom Hotels International, PO Box 309GT, George Town, Grand Cayman

Cayman Islands, Attention: President (facsimile: +(345) 949-8080), with a copy (which shall not constitute notice) to Hogan & Hartson LLP, 555 Thirteenth Street NW, Washington, DC 20004, Attn: Bruce Gilchrist (facsimile:+1-202-637-5910). Notices authorized or required by this agreement to be given to the Company shall be delivered or transmitted to Four Seasons Hotels Inc., 1165 Leslie Street, Toronto, Ontario, M3C 2K8, attention: Executive Vice-President and General Counsel (facsimile: +1-416- 441-4349), with a copy (which shall not constitute notice) to Goodmans LLP, 250 Yonge Street, Suite 2400, Toronto, Ontario, M5B 2M6, attention: Jonathan Lampe (facsimile: +1-416-979-1234). Any such notice shall be deemed delivered and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a business day before 5:00 p.m. (local time in the place of delivery or receipt). If a notice is delivered after that time or on a day that is not a business day in the place of delivery or receipt, the notice shall be deemed to have been given and received on the next business day in the place in which it is delivered or received. We and the Company may, from time to time, change our respective addresses for notice by giving a notice to the other in accordance with the provisions of this clause.

11.	Privileged Information

Neither we nor the Company intends that the provision of any Information shall be deemed to waive or in any manner diminish any privilege or protection applicable to that Information. We shall not claim or contend that the Company has waived any privilege or other protection by providing Information pursuant to this letter agreement or any definitive agreement relating to a Transaction.

12.	General

This letter agreement constitutes the entire agreement between us with respect to its subject matter and supersedes any prior understandings or agreements with respect to that subject matter. There are no representations, warranties, terms, conditions, undertakings or collateral agreements (express, implied or statutory) between us, except as expressly provided in this letter agreement.

This letter agreement will enure to the benefit of, and be binding upon, our respective successors and assigns, provided that it may not be assigned by either of us without the prior written consent of the other.

Except as specifically provided in another definitive, written agreement, this letter agreement will survive its execution, the implementation of a Transaction (other than a Transaction pursuant to which we are an acquiring party) and any termination of the process relating to a Transaction without completion of a Transaction until the second anniversary of the date of this letter agreement, at which time it shall terminate and be of no further force or effect.

Except as specifically provided in this letter agreement or another definitive, written agreement relating to the Transaction, neither of us will be under any legal obligation or have liability to the other with respect to a Transaction. Without limitation, the Company and its Representatives may conduct a process (which we understand will include the provision of Information to, and discussion with, other persons regarding a Transaction) that may or may not result in a Transaction with us in such a manner as the Company, in its sole discretion, may determine. No failure or delay by the Company in exercising any right, power or privilege under this letter agreement will operate as a waiver thereof, and no single or partial exercise thereof will preclude any other or future exercise of any right, power or privilege under this letter agreement.

Each of us and the Company shall bear its own costs of and incidental to the consideration and documentation of a Transaction.

This letter agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario. Each of us and the Company irrevocably attorns and submits to the non-exclusive jurisdiction of the courts located in Toronto, Ontario with respect to any matter arising under this agreement.

This agreement may be executed by facsimile and/or in counterparts and any such execution shall be a valid and binding execution hereof.

*    **

Please confirm your agreement with the foregoing by signing and returning the attached acknowledgment copy of this letter. Delivery of an executed copy of this letter by electronic transmission will be as effective as the delivery of a manually executed copy of this letter by either of us.

KINGDOM HOTELS INTERNATIONAL .
By:	/s/ Charles S. Henry
Authorized Signatory

Confirmed and agreed effective November 4, 2006
FOUR SEASONS HOTELS INC.
By:	/s/ S. Cohen
Authorized Signatory